EXHIBIT 99.1

BeiGene Presents Preliminary Clinical Data on PARP Inhibitor Pamiparib in Combination with Low-Dose Temozolomide in Patients with Solid Tumors at European Society for Medical Oncology (ESMO) 2018 Congress

CAMBRIDGE, Mass. and BEIJING, China, Oct. 22, 2018 (GLOBE NEWSWIRE) -- BeiGene, Ltd. (NASDAQ: BGNE; HKEX: 06160), a commercial-stage biopharmaceutical company focused on developing and commercializing innovative molecularly-targeted and immuno-oncology drugs for the treatment of cancer, today announced that preliminary clinical data from an ongoing Phase 1 trial of its investigational PARP inhibitor, pamiparib, in combination with low-dose temozolomide in patients with locally advanced or metastatic solid tumors were presented at the European Society for Medical Oncology (ESMO) 2018 Congress, being held in Munich, Germany. Discovered by BeiGene scientists in Beijing, pamiparib is currently in Phase 3 trials globally and in China as a monotherapy and in Phase 1/2 trials in combination with chemotherapy or immunotherapy for a variety of solid tumors.

“In prior non-clinical studies, pamiparib has been shown to not only inhibit PARP from repairing damaged DNA, but also trap PARP on DNA undergoing repair, which we believe furthers its potential for anti-tumor activity. This study evaluates the combination of low-dose temozolomide, a DNA damaging agent, with full-dose pamiparib to assess the potential for PARP trapping, and is part of our effort to advance the global development of pamiparib as both a monotherapy and in combination,” commented Amy Peterson, M.D., Chief Medical Officer for Immuno-Oncology of BeiGene.

“Preliminary results demonstrate antitumor activity across a variety of indications and regardless of known BRCA mutation status. That, combined with the preliminary safety and tolerability profile, support the continued development of this combination,” said Melissa Johnson, M.D., Associate Director, Lung Cancer Research Program, Sarah Cannon Research Institute and lead author of the poster presentation.

Summary of Preliminary Results

This open-label, multi-center Phase 1b dose-escalation trial of pamiparib plus low- dose temozolomide (TMZ) (NCT03150810) was designed to evaluate the safety, tolerability, maximum tolerated dose (MTD), and preliminary antitumor activity of the combination in patients with locally advanced and metastatic tumors. Patients received full-dose pamiparib (60mg twice a day) in combination with escalating doses of TMZ, administered in both pulse and continuous dosing schedules.

As of August 24, 2018, a total of 40 patients with solid tumors have been enrolled in the study. The most frequent tumor types were prostate cancer (n=7), small cell lung cancer (n=6), breast cancer (n=4), epithelial ovarian cancer (n=4), and pancreatic cancer (n=3). Patients had received a median of four prior lines of therapy (1-10). The median duration of treatment was 1.6 months (0-9). As of the data cutoff, a total of 18 patients (45%) remained on pamiparib and TMZ treatment.

The combination was shown to be generally well tolerated. Dose-limiting grade 4 neutropenia was observed in two patients treated with 120 mg TMZ Days 1-7 and two patients treated with 100 mg TMZ Days 1-7. The most common treatment-emergent adverse events (TEAEs), regardless of grade or attribution, were nausea (52.5%), anemia (37.5%), neutropenia (30%), thrombocytopenia (27.5%), and fatigue (27.5%). TEAEs grade ≥3 occurred in 18 patients. The most common grade 3 or 4 adverse events (AEs) were neutropenia (27.5%), anemia (22.5%), and thrombocytopenia (20%). Cytopenias were manageable and reversible. Two patients experienced AEs that resulted in discontinuation of pamiparib and TMZ, one of which was considered related to study treatment. Serious AEs considered related to study treatment occurred in four patients (neutropenia, abdominal abscess, thrombocytopenia and leukopenia, and dehydration). There were no AEs with fatal outcome.

Twenty-three patients with solid tumors other than prostate cancer were evaluable per RECIST v1.1 (defined as having at least one post-baseline tumor assessment or at least nine weeks of follow-up). Preliminary data showed that two patients achieved a confirmed partial response (PR), including one patient with pancreatic cancer (treated with 40 mg TMZ Days 1-28), and one patient with small cell lung cancer (80 mg TMZ Days 1-7). Two additional patients achieved an unconfirmed PR, including one patient with BRCA-mutated triple-negative breast cancer treated with 80 mg TMZ Days 1-7, and one patient with urothelial cancer treated with 40mg TMZ Days 1-7. Ten patients had a best response of stable disease (SD); four patients had a best response of disease progression; and five patients were not evaluable for RECIST response either due to lack of a post-baseline tumor assessment or non-measurable disease at baseline.

All seven patients with prostate cancer were evaluated per the Prostate Cancer Working Group 2 (PCWG2) criteria. Of these, one patient (confirmed BRCA wildtype) achieved a visceral PR and prostate-specific antigen (PSA) response at the first post-baseline tumor assessment, and one patient achieved SD, who remains on study for over 270 days.

About Pamiparib
Pamiparib (BGB-290) is an investigational inhibitor of PARP1 and PARP2 which has demonstrated pharmacological properties such as brain penetration and PARP-DNA complex trapping in preclinical models. Discovered by BeiGene scientists in Beijing, pamiparib is currently in global clinical development as a monotherapy and in combination with other agents for a variety of solid tumor malignancies.

About BeiGene
BeiGene is a global, commercial-stage, research-based biotechnology company focused on molecularly-targeted and immuno-oncology cancer therapeutics. With a team of over 1,300 employees in China, the United States, Australia and Switzerland, BeiGene is advancing a pipeline consisting of novel oral small molecules and monoclonal antibodies for cancer. BeiGene is also working to create combination solutions aimed to have both a meaningful and lasting impact on cancer patients. BeiGene markets ABRAXANE® (nanoparticle albumin–bound paclitaxel), REVLIMID® (lenalidomide), and VIDAZA® (azacitidine) in China under a license from Celgene Corporation.1

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding the encouraging clinical data for pamiparib and BeiGene's advancement of, and anticipated clinical development and regulatory milestones and plans related to pamiparib. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed products and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene's limited operating history and BeiGene's ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates, as well as those risks more fully discussed in the section entitled "Risk Factors" in BeiGene's most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor Contact Craig West +1 857-302-5189 ir@beigene.com	Media Contact Liza Heapes + 1 857-302-5663 media@beigene.com

1 ABRAXANE®, REVLIMID®, and VIDAZA® are registered trademarks of Celgene Corporation.